  EXHIBIT 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

July 30, 2018

To: Keystone Investors – Urban Node Fund II, GP

We hereby consents to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated June 1, 2018, with respect to the balance sheet of Keystone Investors – Urban Note Fund II, LP as of May 31, 2018 and the related statements of operations, shareholder's equity and cash flows for the period from April 24, 2018 (inception) to May 31, 2018 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

July 30, 2018